Exhibit 99.23(j)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 33-37883), and to the incorporation by reference therein of our report dated February 8, 2006 on the financial statements and financial highlights of GIAC Funds, Inc. for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2006